Exhibit 10.64

September 18, 2003

By Federal Express

Monika Henninger, Ph.D.

Customer Relations & Projects

Boehringer Ingelheim Austria, GmbH

Dr. Boehringer-Gasse 5-11

A-1121 Vienna

Austria

Re:                               Amendment No. 2 to Data Transfer, Clinical Trial And Market Supply Agreement January 27, 2000

Dear Dr. Henninger;

As you know, InterMune, Inc. (“InterMune”) and Boehringer Ingelheim Austria GmbH (“BI Austria”) are parties to that certain Data Transfer, Clinical Trial And Market Supply Agreement effective January 27, 2000, as amended June 19, 2002 (the “Agreement”).  The parties hereby agree to amend the Agreement as set forth below, effective as of the date of this letter.  Any capitalized term used in this letter and not otherwise defined will have the same meaning as set forth in the Agreement.

1.               Section [*] of the Agreement is hereby replaced and superseded in its entirety by the following:

“[*] BI Austria shall [*] for the [*] except for the [*] BI Austria shall [*] for the [*] except for the [*] any third party without [*] prior written consent.  InterMune shall [*] and from the [*] for the term of this Agreement, subject to [*]”

2.               Section [*] of the Agreement [*] is hereby replaced and superseded in its entirety by the following:

“InterMune [*] for the [*] of any [*] the development of [*] where it [*] then prior to [*] shall notify [*] in writing.  If [*] after any such notice from [*] upon which [*] would be willing to [*] would be willing to [*] then the Parties shall [*] If the [*] during such time period, then [*] with respect to the [*]”

Except as set forth above, all terms and conditions of the Agreement will remain in full force and effect.

Please acknowledge your agreement to the above by having both enclosed copies of this letter by authorized BI Austria representative where indicated below, and returning one original to the attention of Gloria Lopez, Contracts Administrator, at InterMune.  We would be happy to proceed based on receipt of a facsimile copy while awaiting the original.

Sincerely,

/s/ Peter Van Vlasselaer

Peter Van Vlasselaer, Ph.D.
Senior Vice President of Technical Operations

Acknowledged and Agreed:

Boehringer Ingelheim Austria, GmbH

By:	/s/ R. Kurt Konopiizwy
Name:	R. Kurt Konopiizwy
Title:	Head Operations
Date:	25.9.2003

By:	/s/ M. Henninger
Name:	Dr. Monika Henninger
Title:	Customer Relations & Projets
Date:	23.Sept.03